Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Spectrum Brands, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-162057) on Form S-3, of Spectrum Brands, Inc. of our report dated December 8, 2011, with respect to the consolidated statements of financial position of Spectrum Brands, Inc. and subsidiaries (the Company) as of September 30, 2011 and 2010 (Successor Company), and the related consolidated statements of operations, shareholders’ equity (deficit) and comprehensive income (loss), and cash flows for the years ended September 30, 2011 and September 30, 2010, the period August 31, 2009 to September 30, 2009 (Successor Company) and the period October 1, 2008 to August 30, 2009 (Predecessor Company), and the related financial statement schedule II, which report appears in the annual report on Form 10-K of Spectrum Brands, Inc.

Our report on the consolidated financial statements and financial statement schedule includes an explanatory paragraph that describes Spectrum Brands, Inc.’s adoption of the provisions of ASC Topic 852, “Reorganizations” in 2009.

/s/ KPMG LLP

Milwaukee, Wisconsin
December 8, 2011